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Pricing Supplement No. G23
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. G-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 25, 2010

$303,000 Bull/Bear Principal Protected ProNotes® due March 3, 2015 Linked to the Performance of a Basket Consisting of the S&P 500® Index and the iShares® Barclays 20+ Year Treasury Bond Fund

General

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The securities are principal protected at maturity and are designed for investors who seek a positive return linked to the performance, whether positive or negative, of an equally weighted basket consisting of the S&P 500 Index and the iShares Barclays 20+ Year Treasury Bond Fund. Investors should be willing to forgo interest and dividend payments. The performance of the Basket will be based on the average performance of the Basket Components measured annually from the Trade Date to the relevant Valuation Date. Investors will participate 110% in any positive performance of the Basket. In addition, the securities offer the opportunity to benefit from a decline in the level of the Basket by providing a 50% participation in the absolute value of any decline in the level of the Basket. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing March 3, 2015.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on February 25, 2010 (the "Trade Date") and are expected to settle on March 2, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:	The securities are linked to a weighted basket consisting of one index and one exchange-traded fund (each a "Basket Component" and, together, the "Basket Components"). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
Basket Component	Ticker	Initial Level	Component Weighting
S&P 500 Index	SPX	1102.94	50%
iShares Barclays 20+ Year Treasury Bond Fund	TLT UP	91.20	50%
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
Upside Participation Rate × Final Basket Level – Initial Basket Level Initial Basket Level
•	If the Final Basket Level is equal to the Initial Basket Level, the Basket Return will equal zero.
•	If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be calculated as follows:
Downside Participation Rate × the absolute value of Final Basket Level – Initial Basket Level Initial Basket Level
Any payment at maturity is subject to the credit of the Issuer.
Upside Participation Rate:	110%
Downside Participation Rate:	50%
Initial Basket Level:	100
Final Basket Level:	The arithmetic average of the Basket Levels on the Valuation Dates.
Basket Level:	On any Valuation Date, the level of the Basket will be calculated as follows:
100 × [1 + (SPX Return × 50%) + (TLT Return × 50%)] where the SPX Return and the TLT Return are the Component Returns of the S&P 500 Index and the iShares Barclays 20+ Year Treasury Bond Fund, respectively, on such Valuation Date.
Component Return:	With respect to each Basket Component, the Component Return on any Valuation Date may be positive or negative and will be calculated as follows:
Final Level – Initial Level Initial Level
Final Level:	For each Basket Component on each Valuation Date, the closing level for such Basket Component on such Valuation Date. The closing level for any Basket Component that is an exchange traded fund is subject to adjustment for dilution events as described in the accompanying product supplement.
Valuation Dates†:	The 26th day of each February, beginning on February 26, 2011 and ending on February 26, 2015.
Maturity Date†:	March 3, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ESA3

†    Subject to postponement in the event of a market disruption event or if a scheduled Valuation Date does not fall on an underlying business day, as described under "Description of the Securities—Market disruption events" and "Description of the Securities—Redemption Amount", respectively, in the accompanying product supplement.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$2.50	$997.50

Total	$303,000.00	$125.00	$302,875.00

(1)    We or one of our affiliates will pay varying discounts and commissions of up to but not exceeding 0.25% per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours will pay referral fees to some broker-dealers of 0.50% or $5.00 per $1,000 principal amount of securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$303,000.00	$21.60

Credit Suisse

February 25, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Basket from +100% to -100%. The hypothetical Redemption Amounts set forth below reflect an Initial Basket Level of 100, the Upside Participation Rate of 110% and the Downside Participation Rate of 50%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the arithmetic average of the Basket Levels on the Valuation Dates. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	110.00%	$2,100.00
190.00	90.00%	99.00%	$1,990.00
180.00	80.00%	88.00%	$1,880.00
170.00	70.00%	77.00%	$1,770.00
160.00	60.00%	66.00%	$1,660.00
150.00	50.00%	55.00%	$1,550.00
140.00	40.00%	44.00%	$1,440.00
130.00	30.00%	33.00%	$1,330.00
120.00	20.00%	22.00%	$1,220.00
115.00	15.00%	16.50%	$1,165.00
110.00	10.00%	11.00%	$1,110.00
105.00	5.00%	5.50%	$1,055.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	2.50%	$1,025.00
90.00	-10.00%	5.00%	$1,050.00
85.00	-15.00%	7.50%	$1,075.00
80.00	-20.00%	10.00%	$1,100.00
70.00	-30.00%	15.00%	$1,150.00
60.00	-40.00%	20.00%	$1,200.00
50.00	-50.00%	25.00%	$1,250.00
40.00	-60.00%	30.00%	$1,300.00
30.00	-70.00%	35.00%	$1,350.00
20.00	-80.00%	40.00%	$1,400.00
10.00	-90.00%	45.00%	$1,450.00
0.00	-100.00%	50.00%	$1,500.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is greater than the Initial Basket Level:

  Basket Return = 110% × (130 - 100)/100 = 33.00%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.33
  Redemption Amount = $1,330.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,330.00 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket.

Example 2: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is less than the Initial Basket Level:

  Basket Return = 0.50% × [(100 - 70)/100] = 15.00%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.150
  Redemption Amount = $1,150.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,150.00 per $1,000 principal amount of securities based on a return linked to the decline in the level of the Basket.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket measured at annual intervals. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increases, the level of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, because the Component Returns may be positive or negative, an increase in the level of one of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of the other Basket Component. Similarly, a decrease in the level of one of the Basket Components may be moderated, or more than offset, by a lesser decrease or an increase in the level of the other Basket Component.

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  A POSITIVE BASKET RETURN WILL HAVE A GREATER POSITIVE EFFECT ON YOUR RETURN THAN A NEGATIVE BASKET RETURN OF THE SAME MAGNITUDE – You will benefit from any increase or decrease in the Final Basket Level as compared to the Initial Basket Level. However, any return based on a decrease in the Basket Level will be subject to the Downside Participation Rate of 50%. As a result, a positive Basket Return will have a greater positive effect on your return than a negative Basket Return of the same magnitude. You will receive no more than the principal amount of your securities if the Final Basket Level is equal to the Initial Basket Level.

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  THE FINAL BASKET LEVEL MAY BE LESS THAN THE LEVEL OF THE BASKET AT VARIOUS TIMES DURING THE TERM OF THE SECURITIES – Because the Final Basket Level used to calculate the Basket Return will equal the arithmetic average of the Basket Levels on each of the five annual Valuation Dates, the level of the Basket at various times during the term of the securities, including on the final Valuation Date, could be higher or lower than the Final Basket Level. This difference could be particularly large if there is a significant change in the level of the Basket during the latter portion of the term of the securities or there is significant volatility in the levels of the Basket during the term of the securities. For example, if the level of the Basket initially declines or remains relatively constant and then significantly increases above the Initial Basket Level in the year prior to maturity, the Final Basket Level will be significantly lower than the actual closing level of the Basket on the final Valuation Date. This is because the Final Basket Level will be based on the levels of the Basket on each of the annual Valuation Dates. Similarly, if the level of the Basket steadily increases and then steadily decreases back to its initial level by the final Valuation Date, the Final Basket Level will be significantly less than the level of the Basket at its peak. An increase in the level of the Basket on one or more Valuation Dates, including the final Valuation Date, compared to the Initial Basket Level may be substantially or entirely offset by a decrease in the level of the Basket on one or more other Valuation Dates. Similarly, a decrease in the level of the Basket on one or more Valuation Dates, including the final Valuation Date, compared to the Initial Basket Level may be substantially or entirely offset by a increase in the level of the Basket on one or more other Valuation Dates.

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  THE WAY THE FINAL BASKET LEVEL IS CALCULATED COULD LIMIT RETURNS – Your investment in the securities may not perform as well as an investment in an instrument whose return is based solely on the performance of the Basket from the Trade Date to the final Valuation Date. Your ability to participate in the appreciation of the Basket may be limited by the annual averaging used to calculate the Final Basket Level, especially if there is a significant increase or decrease in the level of the Basket during the latter portion of the term of the securities or if there is significant volatility in the level of the Basket during the term of the securities.

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  THERE ARE RISKS ASSOCIATED WITH THE FUND – Although shares of the iShares Barclays 20+ Year Treasury Bond Fund (the "Fund") are listed for trading on the NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the Fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Fund's investment strategy or otherwise, the investment advisor for the Fund may add, delete or substitute the components held by the Fund. Any of these actions could affect the price of the shares of the Fund and consequently the value of the securities.

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  THE PERFORMANCE OF THE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE FUND'S TRACKED INDEX – The Fund will generally invest in all of the components included in the index tracked by the Fund (the "Tracked Index"). There may, however, be instances where the Fund's investment advisor may choose to overweight another component in the Fund's Tracked Index, purchase components not included in the Fund's Tracked Index that the investment advisor believes are appropriate to substitute for a component included in the Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track the Tracked Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Fund's Tracked Index. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the value of one share of the Fund may differ from the net asset value per share of the Fund. For all the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index. See the information set forth under "Basket Components—iShares Barclays 20+ Year Treasury Bond Fund" herein.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Fund. However, an adjustment will not be required in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Basket Components.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

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    the expected volatility of the Basket Components

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    interest and yield rates in the market generally and in the United States particularly;

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    the occurrence of certain events to the shares of the Fund that may or may not require an anti-dilution adjustment;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Basket Components or markets generally and which may affect the levels of the Basket Components; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

We have derived all information regarding each Basket Component contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided in this pricing supplement is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol "SPX." For further information on the S&P 500 Index, please refer to "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

The iShares® Barclays 20+ Year Treasury Bond Fund

The iShares Barclays 20+ Year Treasury Bond Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury Market as defined by the Barclays Capital U.S. 20+ Year Treasury Bond Index. The iShares Barclays 20+ Year Treasury Bond Fund generally invests at least 90% of its assets in the bonds included in the Barclays Capital U.S. 20+ Year Treasury Bond Index and at least 95% of its assets in U.S. government bonds. The iShares Barclays 20+ Year Treasury Bond Fund may invest up to 10% of its assets in U.S. government bonds not included in the Barclays Capital U.S. 20+ Year Treasury Bond Index, but which BlackRock Fund Advisors ("BFA"), the investment advisor to the iShares Barclays 20+ Year Treasury Bond Fund, believes will help the iShares Barclays 20+ Year Treasury Bond Fund track the Barclays Capital U.S. 20+ Year Treasury Bond Index. BFA is a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A. ("BTC"), which in turn is a wholly-owned subsidiary of BlackRock, Inc. The shares of the iShares Barclays 20+ Year Treasury Bond Fund are listed for trading on the NYSE Arca. Trading prices of the iShares Barclays 20+ Year Treasury Bond Fund are reported by Bloomberg under the ticker symbol "TLT UP".

On December 1, 2009, BlackRock, Inc. announced that it completed its merger with Barclays Global Investors, including the iShares exchange traded funds business. The combined firm operates under the BlackRock name and retains the iShares brand.

All publicly available information contained herein reflects the policies of, and is subject to change by, iShares® Inc. ("iShares"), iShares® Trust, BlackRock Institutional Trust Company, N.A. ("BTC"), and BlackRock Fund Advisors ("BFA"). Prior to December 1, 2009, BTC was known as Barclays Global Investors, N.A.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares Barclays 20+ Year Treasury Bond Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares, BFA and the iShares Barclays 20+ Year Treasury Bond Fund, please see the prospectus dated July 1, 2009 as revised December 1, 2009 for the iShares Barclays 20+ Year Treasury Bond Fund. In addition, information about the Shares Barclays 20+ Year Treasury Bond Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Holdings Information

The holding information for the iShares Barclays 20+ Year Treasury Bond Fund is updated on a daily basis. As of February 25, 2010, 98.13% of the iShares Barclays 20+ Year Treasury Bond Fund's holdings consisted of bonds, 1.17% consisted of cash and 0.70% was in other assets, including dividends booked but not yet received.(1) The following tables summarize the iShares Barclays 20+ Year Treasury Bond Fund top 10 holdings as of such date.

Top 10 Holdings as of February 25, 2010

Security	Percentage of Total Holdings
U.S. Treasury Bonds, 11/15/2039, 4.30%	15.70%
U.S. Treasury Bonds, 08/15/2039, 4.50%	14.76%
U.S. Treasury Bonds, 05/15/2039, 4.25%	12.48%
U.S. Treasury Bonds, 02/15/2036, 4.50%	9.39%
U.S. Treasury Bonds, 02/15/2039, 3.50%	7.86%
U.S. Treasury Bonds, 05/15/2038, 4.50%	7.74%
U.S. Treasury Bonds, 05/15/2030, 6.25%	6.86%
U.S. Treasury Bonds, 02/15/2031, 5.38%	6.20%
U.S. Treasury Bonds, 05/15/2037, 5.00%	5.91%
U.S. Treasury Bonds, 02/15/2038, 4.38%	5.64%
(1)
Total allocation percentages may not equal 100% due to rounding or omission of holdings of less than 1%. Information on certain iShares Barclays 20+ Year Treasury Bond Fund holdings of less than 1% may not be widely available and may not be included.

The information above was compiled from the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Barclays Capital U.S. 20+ Year Treasury Bond Index

The Barclays Capital U.S. 20+ Year Treasury Bond Index measures the performance of public obligations of the U.S. Treasury. The Barclays Capital U.S. 20+ Year Treasury Bond Index is market capitalization weighted, includes all publicly issued U.S. Treasury securities that meet the criteria for inclusion and is rebalanced once a month on the last calendar day of the month. The U.S. Treasury securities included in the Barclays Capital U.S. 20+ Year Treasury Bond Index must have a remaining maturity of greater than or equal to 20 years, are rated investment grade (at least Baa3 by Moody's Investors Service), have $250 million or more of outstanding face value and have settled on or before the rebalancing date. In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible. In calculating the index, income from coupons is reinvested on the monthly rebalancing date. The Barclays Capital U.S. 20+ Year Treasury Bond Index is calculated, maintained and published by Barclays Capital Inc. ("BCI").

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2005 through February 25, 2010. The graph of the historical Basket performance assumes the Basket Level on February 25, 2010 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the S&P 500 Index and the iShares Barclays 20+ Year Treasury Bond Fund from January 1, 2005 through February 25, 2010. The closing level of the S&P 500 Index on February 25, 2010 was 1102.94. The closing price of one share of the iShares Barclays 20+ Year Treasury Bond Fund on February 25, 2010 was 91.20. We obtained the closing level and the closing price for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical closing levels and closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or prices of the Basket Components on the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment.

Historical Performance of the S&P 500 Index

Historical Performance of the iShares Barclays
20+ Year Treasury Bond Fund

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

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  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

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  require you to accrue original issue discount at the comparable yield (as described below); and

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  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

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  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

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  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 3.3175%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $54,237 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

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  first, reduce the amount of original issue discount required to be accrued in the current year;

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  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

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  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine payments under the securities to be substantially similar to a dividend. Thus, if the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 principal amount of securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
U.S. $303,000 Bull/Bear Principal Protected ProNotes® due March 3, 2015 (the "Securities")
Linked to the Performance of a Basket Consisting of the S&P 500® Index and the iShares® Barclays 20+ Year Treasury Bond Fund ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder's income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated February 25, 2010 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $303,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $303,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	3,294.83	306,294.83	27.92
31-Dec-10	0.00	5,080.67	311,375.50	28.23
30-Jun-11	0.00	5,164.94	316,540.44	28.69
31-Dec-11	0.00	5,250.61	321,791.05	29.17
30-Jun-12	0.00	5,337.71	327,128.76	29.65
31-Dec-12	0.00	5,426.25	332,555.01	30.15
30-Jun-13	0.00	5,516.26	338,071.27	30.65
31-Dec-13	0.00	5,607.76	343,679.02	31.15
30-Jun-14	0.00	5,700.78	349,379.80	31.67
31-Dec-14	0.00	5,795.34	355,175.14	32.20
3-Mar-15	0.00	2,062.01	357,237.15	32.73
Projected Amount Payable at Retirement			357,237.15

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	10.87	1,010.87	0.0922
31-Dec-10	0.00	16.77	1,027.64	0.0932
30-Jun-11	0.00	17.05	1,044.69	0.0947
31-Dec-11	0.00	17.33	1,062.02	0.0963
30-Jun-12	0.00	17.62	1,079.63	0.0979
31-Dec-12	0.00	17.91	1,097.54	0.0995
30-Jun-13	0.00	18.21	1,115.75	0.1011
31-Dec-13	0.00	18.51	1,134.25	0.1028
30-Jun-14	0.00	18.81	1,153.07	0.1045
31-Dec-14	0.00	19.13	1,172.20	0.1063
3-Mar-15	0.00	6.81	1,179.00	0.1080
Projected Amount Payable at Retirement			1,179.00

*
The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 3.3175% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

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Credit Suisse, Nassau Branch U.S. $303,000 Bull/Bear Principal Protected ProNotes® due March 3, 2015 (the "Securities") Linked to the Performance of a Basket Consisting of the S&P 500® Index and the iShares® Barclays 20+ Year Treasury Bond Fund ("Tax Schedule")
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